EXHIBIT 21
CAREER EDUCATION CORPORATION
List of Subsidiaries
as of February 1, 2019

Subsidiary	State of Organization
“The Katharine Gibbs Corporation-Melville”	NY
AIU Online, LLC	DE
American InterContinental University, Inc.	GA
BIPL, LLC	DE
Career Education Student Finance LLC	DE
CEC Educational Services, LLC	IL
CEC Employee Group, LLC	DE
CEC Europe, LLC	DE
CEC Insurance Agency, LLC	IL
CEC Leasing, LLC	FL
CEC Real Estate Holding, Inc.	DE
Colorado Tech, Inc.	DE
Colorado Technical University, Inc.	CO
Education and Training, Incorporated	DE
International Academy of Merchandising & Design, Inc.	FL
MAC BriarCol, Inc. (formerly known as Briarcliffe College, Inc.)	NY
MAC CCA, LLC (formerly known as California Culinary Academy, LLC)	DE
MAC CHIC, Inc. (formerly known as The Cooking and Hospitality Institute of Chicago, Inc.)	IL
MAC HIID, Inc. (formerly known as Harrington Institute of Interior Design, Inc.)	IL
MAC IADT-Det, Inc. (formerly known as International Academy of Design & Technology-Detroit, Inc.)	MI
MAC KA, Inc. (formerly known as Kitchen Academy, Inc.)	DE
MAC KGS-Nor, Inc. (formerly known as The Katharine Gibbs School of Norwalk, Inc.)	CT
MAC KGS-Prov, Inc. (formerly known as The Katharine Gibbs School of Providence, Inc.)	RI
MAC LCBCCA2, Inc. (formerly known as Le Cordon Bleu College of Culinary Arts, Inc., a Private Two-Year College)	MA
MAC LCBCS, LLC (formerly known as LCB Culinary Schools, LLC)	DE
MAC LCBNA, LLC (formerly known as Le Cordon Bleu North America, LLC)	DE
MAC SB, Limited (formerly known as Sanford-Brown, Limited)	NY
MAC SBG, Inc. (formerly known as Sanford-Brown Group, Inc.)	IL
MAC SCI, Ltd. (formerly known as Scottsdale Culinary Institute, Ltd.)	DE
Market Direct, Inc.	IL
Marlin Acquisition Corp.	FL
Words of Wisdom, LLC	IL